Duke REALTY

News Release

FOR IMMEDIATE RELEASE

Duke Realty to Sell Medical Office Business to Healthcare Trust of America for $2.8 Billion

Nearly $3 Billion of Proceeds When Combined with Recently Completed Ten Building Sale to Hospital System

Positioned as Leading Pure Play Domestic Industrial REIT

Duke Realty Corporation (the "Company") entered into an agreement with a subsidiary of Healthcare Trust of America, Inc., to sell its medical office business, including its remaining portfolio (the "HTA Portfolio and Business") in a transaction expected to close in stages through the second and third quarters of 2017 for a purchase price of $2.8 billion. The sale of the HTA Portfolio and Business, when combined with the previously disclosed and completed ten-building portfolio sale to the parent entity of TriHealth, Inc. (the "TriHealth Portfolio"), would encompass all of the Company's 7.0 million square foot medical office portfolio and platform for total gross proceeds of $2.955 billion.

Sale of HTA Portfolio and Business

The HTA Portfolio is 6.6 million square feet comprised of 71 in-service buildings, five buildings that will be under construction at the time of sale, the Company's ownership interests in two buildings owned by unconsolidated joint ventures and 16.5 acres of land. The Company will fund the cost to complete the five properties that are under construction, which is expected to total approximately $50 million.

The transaction includes the Company's entire medical office operations and development platform.

The final composition of the HTA portfolio could be impacted by rights of first refusal, which could allow various hospital systems to purchase up to 30 properties, as well as various provisions related to the two buildings owned by unconsolidated joint ventures.

As part of the transaction, the Company will provide seller financing of $330 million, in the form of a note secured by a first mortgage, which will bear interest at 4.0 percent. This note will require three annual principal payments of $110 million beginning in 2018 and will be collateralized by a portion of the underlying properties with an approximate 75 percent loan to value ratio.

Jim Connor, Chairman and CEO stated, "We are very pleased to announce an agreement to monetize our medical office business. While the business has generated substantial value for our stakeholders since we acquired the business in 2007, we took advantage of strong investor appetite in the market for high quality and substantially on-campus medical office real estate. As many are aware, our medical office business evolved into a highly unique opportunity for a buyer to gain scale, quality assets and a talented operations and development team. Monetizing our medical office business at a price significantly higher than what the market previously ascribed is accretive to our net asset value per share and creates a more simplified business model with improved transparency for the long term benefit of our stakeholders while positioning our Company as the leading pure play domestic industrial REIT."

TriHealth Portfolio Disposition

The TriHealth Portfolio sale closed last week and was comprised of ten buildings totaling 381,000 square feet, with a sale price of $155 million. The Company provided seller financing totaling $70 million. The seller financing, in the form of a note guaranteed by the buyer, who is an A+ rated health system, bears interest at 4.0 percent and has a two year term that will require two annual principal payments of $35 million beginning in 2018.

Expected Uses of Proceeds

The Company intends to use the proceeds from these transactions to reduce leverage, fund future growth through development and acquisitions and for a return of capital to shareholders through a special dividend.

Mark Denien, Duke Realty's Executive Vice President and Chief Financial Officer added, "Consistent with previous large-scale dispositions, we will return a portion of these proceeds to shareholders while also retaining a significant amount to re-invest in our industrial real estate development projects and acquisitions in Tier 1 markets. We expect to have the cash reinvested by early 2018 while having the balance sheet capacity to continue to fund our business without any equity needs for the foreseeable future.

We anticipate our balance sheet leverage to improve even further in the short term, providing us plenty of capacity to take advantage of growth opportunities as they arise. However, our long term goal is to maintain our current BBB+/Baa1 credit rating and, with that, we expect leverage to slowly gravitate back to current levels as we deploy

capital into new industrial investments. Even with the expected sizeable return of capital, we expect to maintain our current level of regular quarterly common dividends which should remain at a conservative level of under a 75% payout ratio."

The Company intends to repay approximately $1.2 billion of aggregate indebtedness as follows:

- Outstanding borrowings under the Company's unsecured line of credit, which totaled $237 million at March 31, 2017, and is expected to be approximately $500 million by the time the transaction closes;
- $286 million of 6.5 percent coupon unsecured notes due January 2018;
- $250 million floating rate term loan due January 2019;
- $129 million of 6.75 percent coupon unsecured notes due March 2020; and
- Prepayment costs on unsecured note repayments estimated at $25 million

Retained cash proceeds plus a special cash dividend will equal approximately $1.265 billion. The Company intends to use between $530 million and $1.005 billion to fund current projects under construction, potential new development starts and potential acquisitions with a geographic focus in Tier 1 industrial markets.

A special dividend, estimated at between $250 million and $725 million, or $0.70 to $2.00 per share, is expected to be paid in late 2017. The ultimate size of the special dividend depends on the level of acquisitions that are completed before the end of the year.

Revisions to 2017 Earnings Guidance

The Company has revised full year expectations, from previously issued guidance, for net income to a range of $4.19 to $4.70 per diluted share, while revising previously issued guidance for FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), to $1.07 to $1.21 per diluted share. Guidance for Core FFO per diluted share was revised to $1.16 to $1.24, from a previous range of $1.24 to $1.30, or a $0.07 per share reduction at the mid-point. A reconciliation, in per share amounts, of net income to FFO, as defined by NAREIT, as well as to Core FFO, is shown in a financial table included in this release. Other adjustments to 2017 expectations for Growth in Adjusted Funds from Operations ("AFFO"), Building Acquisitions, Building Dispositions and certain leverage ratios are detailed in the revised "2017 Range of Estimates" posted on the Investor Relations page of the Company's website.

In closing Mr. Connor noted, "While the transaction is expected to be dilutive to our 2017 Core FFO per share guidance by about $0.07 per share, or $0.14 annually in the short term, we view the transaction as a big win for shareholders with the expected return of capital in the form of a special dividend, further reductions to leverage and a more simplified business model. Going forward, we are confident our best in class balance sheet, high quality asset profile and best in class operations should be able to

offer outperformance in terms of risk-adjusted FFO, AFFO and dividend growth over the long term."

Advisors

Morgan Stanley & Co., LLC is acting as exclusive financial advisor and Hogan Lovells US LLP is acting as legal advisor to the Company.

ADDITIONAL INFORMATION: An executive summary highlighting the transaction is available through the Investor Relations section of the Company's website under the Presentations link.

FFO and AFFO Reporting Definitions

FFO: FFO is computed in accordance with standards established by NAREIT. NAREIT defines FFO as net income (loss) excluding gains (losses) on sales of depreciable property, impairment charges related to depreciable real estate assets; plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures. The company believes FFO to be most directly comparable to net income as defined by generally accepted accounting principles ("GAAP"). The company believes that FFO should be examined in conjunction with net income (as defined by GAAP) as presented in the financial statements accompanying this release. FFO does not represent a measure of liquidity, nor is it indicative of funds available for the company's cash needs, including the company's ability to make cash distributions to shareholders.

Core FFO: Core FFO is computed as FFO adjusted for certain items that are generally non-cash in nature and that materially distort the comparative measurement of company performance over time. The adjustments include gains on sale of undeveloped land, impairment charges not related to depreciable real estate assets, tax expenses or benefits related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as "other income tax items"), gains (losses) on debt transactions, gains (losses) on and related costs of acquisitions, gains on sale of merchant buildings, promote income and severance charges related to major overhead restructuring activities. Although the company's calculation of Core FFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs and real estate companies, the company believes it provides a meaningful supplemental measure of its operating performance.

AFFO: AFFO is a supplemental performance measure defined by the company as Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related

to leases commencing during the reporting period and adjusted for certain non-cash items including straight line rental income and expense, non-cash components of interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures.

About Duke Realty Corporation

Duke Realty Corporation owns, maintains an interest in or has under development approximately 142 million rentable square feet of industrial, medical office and other non core assets, in 21 major U.S. metropolitan areas. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty is available at www.dukerealty.com

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the Company's future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company's abilities to control or predict. Such factors include, but are not limited to, (i) the ability of the Company to complete the disposition, on the currently agreed upon terms, or at all, including the satisfaction of the closing conditions, (ii) the Company's ability to redeploy the transaction proceeds, including its ability to repay outstanding debt and availability of assets in which to reinvest, and (iii) changes to the Company's dividend policy.. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. The Company refers you to the section entitled "Risk Factors" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2016. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Contact Information:

Investors:
Ron Hubbard
317.808.6060

Media:
Helen McCarthy
317.708.8010

Duke Realty Corporation and Subsidiaries

Reconciliation of 2017 FFO Guidance

(Unaudited)

	Pessimistic	Optimistic
Net income per common share, diluted	**$4.19**	**$4.70**
Depreciation and gains on sales of depreciated property (including share of joint venture)	(3.12)	(3.49)
FFO per share - diluted, as defined by NAREIT	**$1.07**	**$1.21**
Gains on land sales	0.00	(0.03)
Loss on debt extinguishment	0.08	0.06
Other	0.01	0.00
Core FFO per share - diluted	**$1.16**	**$1.24**